Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated July 21, 2004 relating to the Common Stock of National Vision, Inc. shall be filed on behalf of the undersigned.

Boston Avenue Capital, LLC

By:	/s/ Charles M. Gillman
Charles M. Gillman,
Managing Member

Boulder Capital, LLC

By:	/s/ Charles M. Gillman
Charles M. Gillman,
Managing Member

/s/ Charles M. Gillman
Charles M. Gillman